UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 21, 2013

__________Kenilworth Systems Corporation_________
(Exact name of registrant as specified in its charter)

New York	0-08962	84-1641415
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

626 RXR Plaza, West Tower, Uniondale, NY  11556
(Address of Principal Executive Officers)   (Zip Code)

Registrant's telephone number, including area code: (516) 741-1352

________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On May 20, 2013, at a special meeting of the Board of Directors (the “Board”) of Kenilworth Systems Corporation (the “Company”), the Board approved the engagement of Friedman, LLP (“Friedman”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ending December 31, 2005 through 2012.

The Company had invited four accounting firms to participate in the selection process.  As a result of this process and following careful deliberation, the Company approved the engagement of Friedman, LLP as the Company’s independent registered public accounting firm and presented this selection to the Board for consideration and approval.

Efforts already undertaken by Management, culminating in this audit process, will allow Friedman to expeditiously  assist Kenilworth in achieving past and maintaining future compliance with SEC rules and regulations.

During each of the Company’s fiscal years noted above and through the interim period preceding the engagement of Friedman, the Company (a) has not engaged Friedman as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with Friedman regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Friedman concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2013	By:	/s/Dan W. Snyder
Name: Dan W. Snyder
Title: Chairman, Chief Executive Officer